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                                                       EXHIBIT 23.1
                               AUDITORS' CONSENT
                               -----------------


The Board of Directors
Trans World Airlines, Inc.:


We consent to the use of our reports included herein and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our reports, dated March 24, 1997, contain an explanatory paragraph that states that the Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. In addition, our reports refer to the application of fresh start reporting as of September 1, 1995.


                                         KPMG PEAT MARWICK LLP

Kansas City, Missouri

July 28, 1997